Exhibit T3B9

LIMITED LIABILITY COMPANY AGREEMENT

OF

HEK WATER SOLUTIONS, LLC

THE UNITS OF MEMBERSHIP INTEREST EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION, BUT HAVE BEEN ISSUED PURSUANT TO EXEMPTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED. FURTHERMORE, SUCH UNITS OF MEMBERSHIP INTEREST HAVE NOT BEEN REGISTERED WITH THE SECURITIES COMMISSIONER OF THE STATE OF DELAWARE OR ANY OTHER STATE. ACCORDINGLY, THE SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF SUCH MEMBERSHIP INTEREST IS RESTRICTED AND MAY NOT BE ACCOMPLISHED EXCEPT IN ACCORDANCE SECTION 5 AND OTHER APPLICABLE PROVISIONS OF THIS AGREEMENT, AND AN APPLICABLE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT A REGISTRATION STATEMENT IS UNNECESSARY.

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Section 8.3. Notices	8
Section 8.4. Governing Law	8
Section 8.5. Validity	8
Section 8.6. Section Headings	8
Section 8.7. Survival of Rights	8
Section 8.8. Counterparts	8
Section 8.9. Remedies Cumulative	8

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LIMITED LIABILITY COMPANY AGREEMENT

OF

HEK WATER SOLUTIONS, LLC

This Limited Liability Company Agreement (this “Agreement”) of HEK Water Solutions, LLC, a Delaware limited liability company (the “Company”), is made effective as of July 27, 2011, by Heckmann Corporation, as the sole member of the Company (the “Member”).

RECITAL

The Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE I

The Limited Liability Company

Section 1.1. Formation. The Member has formed the Company as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of Delaware in conformity with the Act.

Section 1.2. Name. The name of the Company is “HEK Water Solutions, LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with the requirements of the jurisdictions in which the Company’s operations are conducted.

Section 1.3. Registered Agent; Registered Office. The Company’s registered agent is The Corporation Trust Company. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19808.

Section 1.4. Principal Place of Business. The principal place of business of the Company shall be at such location as the Member may select from time to time.

Section 1.5. Business Purpose; Powers. The Company may carry on any lawful business or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 1.6. Business Transactions with the Member. In accordance with Section 18-107 of the Act, the Member may transact business with the Company, and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not a member.

Section 1.7. Continuation. Subject to the provisions of ARTICLE VI herein, the Company shall have perpetual existence.

Section 1.8. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and accounting purposes shall end on December 31 of each year.

ARTICLE II

The Member

Section 2.1. The Member. The name and address of the Member is as follows:

Name	Address
Heckmann Corporation	c/o Heckmann Corporation, 300 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania 15108, Attention: Damian C. Georgino, Executive Vice President

Section 2.2. Units of Membership Interest. The Member shall have the units of membership interest in the Company specified as follows:

Member	Units of Membership Interest
Heckmann Corporation	100

Section 2.3. Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being Member.

Section 2.4. Admission of Members. New members shall be admitted only upon the approval of the Member.

Section 2.5. Action by Written Consent. Any action that is required to be taken by the Member under this Agreement, may be taken by the Member without a meeting if authorized by the written consent of the Member. In no instance where action is authorized by written consent of the Member will a meeting of the Member be called or notice given. A copy of the action taken by written consent shall be filed with the records of the Company.

ARTICLE III

Management of the Company

Section 3.1. Management Authority. Except as specifically set forth herein, the business and affairs of the Company shall be managed by or under the direction of the Member. The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein. The Member of the Company is expected to exercise its business judgment based upon its assessment of the best interests of the Company.

Section 3.2. Officers. Officers shall be appointed by the Member. The designated officers of the Company may include, from time to time, but not be limited to: (a) Chief

Operating Officer; (b) President; (c) Vice President(s); (d) Secretary; (e) Treasurer; (f) Assistant Secretary; and (g) Assistant Treasurer. The initial officers of the Company, as appointed by the Member, shall be:

Charles R. Gordon Steven Kent, Jr. Damian C. Georgino Brian R. Anderson Michael Welch Jana Kent

Chief Operating Officer

President

Vice President, Secretary and Assistant Treasurer

Vice President, Assistant Treasurer and Assistant Secretary

Vice President, Treasurer and Assistant Secretary

Vice President

The Company shall also have such other officers as may be appointed by the Member in accordance with the provisions of this Section 3.2 (each, an “Officer,” and collectively, the “Officers”). Each Officer shall hold office until his or her successor shall have been chosen or qualified or until his or her prior death, resignation or removal. Any two offices may be held by the same person, but no Officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument be required by law or this Agreement to be executed, acknowledged or verified by two or more Officers. An Officer need not be a Member. If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification or other cause, such vacancies or newly created offices may be filled by the Member.

Section 3.3. Conduct of Business. Subject to the provisions of this Agreement and the Certificate of Formation, the day-to-day operations of the Company shall be managed by the Officers and the Officers shall have full power and authority to make all business decisions, enter into all commitments and take such actions in connection with the business and operations of the Company as they deem appropriate.

Section 3.4. Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement, are agents of the Company for purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 3.5. Reliance by Third Parties. In dealing with the Company and its duly appointed agents, no person shall be required to inquire as to the Company’s or such agent’s authority to bind the Company.

Section 3.6. Actions and Determinations of the Company. Whenever this Agreement provides that a determination shall be made or an action shall be taken by the Company, such determination or act may be made or taken by the Member or, pursuant to this Agreement or with the authorization of the Member, by any Officer acting under supervision of the Member.

ARTICLE IV

Capital Account; Profits; Losses and Distributions

Section 4.1. Capital Account. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

Section 4.2. Profits and Losses. For financial accounting purposes, the profits and losses of the Company shall be determined on an annual basis in accordance with generally accepted accounting principles.

Section 4.3. Distributions. The Member shall determine profits available for distribution and, if any, the amount.

Section 4.4. Withholding Taxes. The Company is authorized to withhold from distributions to the Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or any other provisions of any other federal, state, local or foreign law. Any amounts so withheld shall be treated as having been distributed to the Member pursuant to Section 4.3 for purposes of this Agreement.

ARTICLE V

Books; Accounting and Tax Treatment

Section 5.1. Books and Records; Accounting. The Member shall keep or cause to be kept at the address of the Company (or at such other place as the Member shall determine in its discretion) true and full books and records regarding the status of the business and financial condition of the Company.

Section 5.2. Company Tax Returns. The Member shall cause to be prepared and timely filed all tax returns required to be filed by the Company. The Member may, in its sole discretion, make or refrain from making any tax elections for the Company that it deems necessary or advisable.

Section 5.3. Tax Treatment. To the extent the Member is the sole member of the Company, (i) it is the intention of the Member that, for income tax purposes, the Company be treated as an entity that is disregarded as an entity separate from its owner and (ii) neither the Company nor the Member shall take (or fail to take) any action that would prevent the Company from being treated for U.S. federal income tax purposes as an entity that is disregarded as an entity separate from its owner.

ARTICLE VI

Dissolution

Section 6.1. Duration and Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following: (a) the Member votes for dissolution; or (b) the entry of a decree of judicial dissolution under Section 18-801 of the Act.

Section 6.2. Winding Up. The Member shall have the right to wind up the Company’s affairs in accordance with Section 18-803 of the Act and shall have the right to act as or appoint a liquidating trustee in connection therewith.

Section 6.3. Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed in the manner provided in Section 18-804 of the Act.

Section 6.4. Cancellation of Articles of Organization. Upon the completion of the winding up of the Company and the distribution of the Company’s assets, the Company shall be terminated and the Member shall cause the Company to execute and file any and all necessary documents with the Secretary of State of Delaware to effectuate the termination of the Company.

ARTICLE VII

Indemnification

Section 7.1. Waiver of Liability. Except as otherwise provided herein or in any agreement entered into by such person and the Company and to the maximum extent permitted by the Act, no present or former Member nor any such Member’s Affiliates, employees, agents or representatives shall be liable to the Company, any of its Subsidiaries for any act or omission performed or omitted by such person in its capacity as a Member or as an Officer, including any liability arising from or relating to any breach of any fiduciary duty to the Company or the Member or any of its Subsidiaries by any such person; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such person’s willful misconduct or bad faith or constitutes a violation of the implied contractual covenant of good faith and fair dealing, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). The Member and each Officer shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such person in good faith reliance on such advice shall in no event subject such person or any of such person’s Affiliates, employees, agents or representatives to liability to the Company, any of its Subsidiaries or the Member. For purposes hereof, “Affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with such particular person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, “Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such person or persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member, managing director (or a board comprised of any of the foregoing) or manager of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any person shall be given effect only at such times that such person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

Section 7.2. Good Faith and Other Standards. Whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party the Member is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, the Member shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or to which the Company is a party, and, notwithstanding anything contained herein to the contrary, so long as the Member acts in good faith or in compliance with such other express standard on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Member, the resolution, action or terms so made, taken or provided by the Member shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the Member or any of the Member’s Affiliates, employees, agents or representatives.

Section 7.3. Books and Records. The Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to the matters the Member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

Section 7.4. Indemnification. The Company shall indemnify and hold harmless (i) the Member, (ii) each Member’s respective members, officers, directors, partners, employees, agents or Affiliates and (iii) each person serving at the request of the Company as a director, manager, officer, employee, partner, member or trustee of the Company or another entity (all of the foregoing persons and entities being referred to collectively as “Indemnified Parties”, and each an “Indemnified Party”) from and against any loss, expense, damage or injury suffered or sustained by the Indemnified Parties (or any of them) by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of the Company or in furtherance of the interests of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were not performed or omitted fraudulently or in bad faith or which constituted willful misconduct by any such Indemnified Party.

(a) To the fullest extent permitted by applicable law, expenses (including legal fees) for which an Indemnified Party would be entitled by this Agreement that are incurred by such Indemnified Party in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that the Indemnified Party is not entitled to be indemnified as authorized in this Section 7.4. Any Indemnified Party shall promptly seek recovery under any other indemnity or any insurance policies by which such Indemnified Party may be indemnified or covered, as the case may be. To the extent an Indemnified Party shall have received indemnity payments or advances (by insurance or otherwise) from any source other than the Company, such Indemnified Party shall return such advances to the Company.

(b) The indemnification provisions of this ARTICLE VII do not limit the right of any Indemnified Party to recover under any insurance policy maintained by the Company. If,

with respect to any loss, damage, expense or liability for which indemnification under Section 7.4 is provided, the Indemnified Party receives an insurance policy indemnification payment, which, together with any indemnification payment made by the Company, exceeds the amount of such loss, damage, expense or liability, then such person will immediately repay such excess to the Company.

(c) Any repeal or modification of any provision in this ARTICLE VII shall not adversely affect any right or protection of an Indemnified Party existing prior to such repeal or modification.

Section 7.5. Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was an employee, or agent of the Company, or who is or was serving at the request of the Company as a director, manager, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any capacity, or arising out of the person’s status as such, whether or not the Company would have the power to indemnify the person against the liability under the provisions of this ARTICLE VII.

Section 7.6. Limitation on Liability. The foregoing indemnification is limited to the assets of the Company, and nothing contained herein is intended to create personal liability for the Member.

ARTICLE VIII

Miscellaneous

Section 8.1. Pledge of Membership Units. (a) Notwithstanding any other provision in this Agreement, the Company and the Member hereby agree that the Member may pledge its membership units without the written consent of the Company to secure a loan or other financing provided to the Member and that:

(i) a pledge of such membership units, or its successors or assigns, may, in connection with the valid exercise of such pledgee’s or such successor’s or assign’s rights, sell, transfer or otherwise dispose of all or part of such membership units (including a sale, transfer or disposition in connection with any foreclosure) without the consent of the Company and without having to comply with any of the restrictions on the sale, transfer or other disposition of the membership units set forth in this Agreement; and

(ii) a pledgee of such membership units, or its successors or assigns, in connection with the valid exercise of such pledgee’s or such successor’s or assign’s rights, or any purchaser of such membership units that acquired such membership interest in connection with the valid exercise of such rights (including in connection with any foreclosure) may acquire such membership units and become a member or be substituted for the Member under this Agreement without the consent of the Company and without having to comply with any of the restrictions on the sale, transfer or other disposition of the membership units set forth in this Agreement.

(b) So long as any pledge of the Member’s membership units is in effect, this clause shall inure to the benefit of such pledge and its successors and assigns, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this clause shall in any event be effective without the prior written consent of such pledgee.

Section 8.2. Entire Agreement. This Agreement constitutes the entire agreement of the Company and the Member and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. The Company and the Member shall not be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement.

Section 8.3. Notices. All notices, requests and other communications to the Member shall be in writing and shall be given to the Member (and any person designated by such Member) at its address set forth in Section 2.1 or such other address as the Member may hereafter specify for the purpose by notice. Each such notice, request or other communication shall be effective seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or if given by any other means, when delivered at the address specified pursuant to this Section 8.3.

Section 8.4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. In particular, this Agreement shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Act.

Section 8.5. Validity. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within he requirements of applicable law, and in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable terms or provisions.

Section 8.6. Section Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

Section 8.7. Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member, and its respective permitted successors and assigns.

Section 8.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

Section 8.9. Remedies Cumulative. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

COMPANY:
HEK WATER SOLUTIONS, LLC

By:	/s/ DAMIAN GEORGINO
Name:	Damian Georgino
Title:	Vice President

MEMBER:
HECKMANN CORPORATION

By:	/s/ DAMIAN GEORGINO
Name:	Damian Georgino
Title:	Executive Vice President and Chief Legal Officer

[Signature Page to HEK Water Solutions, LLC]